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                                                                EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES FOR THE THREE MONTHS ENDED
  AUGUST 31, 1997 AND 1996 AND THE YEARS 1997, 1996, 1995, 1994 AND 1993


                            THREE MONTHS
                           ENDED AUGUST 31,         YEAR ENDED MAY 31,
                         -------------------  --------------------------------
                         1997        1996    1997   1996   1995   1994   1993
                         -----       -----   -----  -----  -----  -----  -----
Ratio of earnings to
fixed charges (a)        4.4:1       3.3:1   3.5:1  2.8:1  2.1:1  2.2:1  0.8:1


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(a) For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, adjusted for fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt expense and one-third of minimum rental payments under operating leases (estimated by management to be the interest factor such rentals). In 1993, earnings as defined were inadequate to cover fixed charges by $1,917,000.